Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Akoustis Technologies, Inc. (the “Company”) on Form S-8 [File No. 333-215153] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated September 19, 2017, with respect to our audits of the consolidated financial statements of Akoustis Technologies, Inc. and Subsidiaries as of June 30, 2017 and 2016 and for the years then ended, which report is included in this Annual Report on Form 10-K of Akoustis Technologies, Inc. for the year ended June 30, 2017.

/s/ Marcum llp

Marcum llp

New York, NY

September 26, 2017